Exhibit 10.6

ENVIRONMENTAL COMPLIANCE AND INDEMNIFICATION AGREEMENT

Date:	August 26, 2011

Bank:	Manufacturers and Traders Trust Company
One M&T Plaza
Buffalo, New York 14240
Attention: Office of the General Counsel

Mortgagor:	FARM SPRINGS ROAD, LLC
c/o GTJ REIT, Inc.
444 Merrick Road, Suite 370
Lynbrook, New York 11563

Indemnitor(s):	GTJ REIT, INC
444 Merrick Road, Suite 370
Lynbrook, New York 11563

Premises:	8 Farm Springs Road, Farmington, Connecticut

WITNESSETH:

WHEREAS, Mortgagor is the owner of or is acquiring title to the Premises, as more particularly described on Schedule A;

WHEREAS, Mortgagor has applied to Bank for one or more loans and/or other financial accommodations (collectively, the “Loan”);

WHEREAS, the Loan will be evidenced by one or more notes made by the Indemnitor (collectively, the “Note”) and will be secured by a guaranty made by Mortgagor (the “Guaranty”) and a mortgage granted by Mortgagor and covering the Premises (the “Mortgage”) (together, the Note, the Guaranty and the Mortgage are referred to as the “Loan Documents”, as the same may be amended from time to time); and

WHEREAS, Bank is unwilling to make the Loan unless Mortgagor and Indemnitor(s) execute and deliver this Agreement.

NOW, THEREFORE, in order to induce the Bank to make the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Mortgagor and Indemnitor(s) hereby covenant and agree as follows:

1.     DEFINITIONS:  All capitalized terms used in this Agreement and not before defined shall have the meanings set forth below:

“Contamination” means the seeping, spilling, leaking, pumping, pouring, emitting, using, emptying, discharging, injecting, escaping, leaching, dumping, disposing, Releasing or the presence of Hazardous Substances at, under or upon the Premises or into the environment, or arising from the Premises or migrating to or from the Premises which requires notification, treatment, response or removal action or remediation under any Environmental Laws.

“Environment” means any water or water vapor, land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

“Environmental Laws” means all federal, state, commonwealth, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes (whether now or in the future enacted, promulgated or issued) relating to the protection of the Environment or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or pertaining to the protection of lawn, water, air, health, safety or the environment, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, commonwealth and local governmental agencies and authorities with respect thereto, whether now or in the future enacted, promulgated or issued, including, without limitation, the laws of the state or commonwealth where the Premises is located.

“Environmental Permits” means all permits, licenses, approvals, authorizations, consents or registrations required by any Environmental Law in connection with the ownership, use or operation of the Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of the Premises.

“Hazardous Substance” includes, any substances, chemicals, materials or elements that are prohibited, limited or regulated by the Environmental Laws, or any other substances, chemicals, materials or elements that are defined as “hazardous” or “toxic” under the Environmental Laws, or that are known or considered to be harmful to the health or safety of occupants or users of the Premises.  The term Hazardous Substances shall also include any substance, chemical, material or element (i) defined as a “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §9601, et seq.), as amended by the

CLB-158-NY (8/05)	© Manufacturers and Traders Trust Company, 2005

Superfund Amendments and Reauthorization Act of 1986, and as further amended from time to time, and regulations promulgated thereunder; (ii) defined as a “regulated substance” within the meaning of Subtitle I of the Resource Conservation and Recovery Act (42 U.S.C. §6991-6991i), and regulations promulgated thereunder; (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. §1321), or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317), covered by the Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801, et seq.) or the Toxic Substances Control Act, as amended (15 U.S.C. §2601, et seq.), (iv) defined as “hazardous”, “toxic”, or otherwise regulated, under any Environmental Laws adopted by the state or commonwealth in which the Premises is located, or its agencies or political subdivisions; (v) which is petroleum, petroleum products or derivatives or constituents thereof; (vi) which is asbestos or asbestos-containing materials; (vii) the presence of which requires notification, investigation or remediation under any Environmental Laws or common law; (viii) the presence of which on the Premises causes or threatens to cause a nuisance upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Premises; (ix) the presence of which on adjacent properties would constitute a trespass by the Mortgagor and/or Indemnitor; (x) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials; (xi) which is lead base paint or lead base paint-containing materials; (xii) which are polychlorinated biphenyls or polychlorinated biphenyl-containing materials; (xiii) which is radon or radon-containing or producing materials; or (xiv) which by any laws of any governmental authority requires special handling in its collection, storage, treatment, or disposal including, without limitation any flammable materials, explosives, radon, radioactive materials, polychlorinated biphenyls, petroleum and petroleum-based products or methane.

“Indemnitee” means the Bank, any participants in the Loan and all subsequent holders of the Mortgage, their respective successors and assigns, their respective officers, directors, employees, agents, representatives, contractors and subcontractors and any subsequent owner of the Premises who acquires title from or through the Bank.

“Release” has the meaning given to that term in CERCLA and the regulations promulgated thereunder.

2.     REPRESENTATIONS AND WARRANTIES.  Mortgagor represents and warrants to Bank that, to the best of Mortgagor’s knowledge:

(a)   Except as set forth on Schedule B, neither the Premises nor, to Mortgagor’s actual knowledge, any property adjacent to or within the immediate vicinity of the Premises is being or has been used for: (i) the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, (ii) the storage of petroleum or petroleum-based products, (iii) a landfill or other waste disposal site or (iv) military purposes.

(b)   Except as set forth on Schedule C, no underground storage tanks are or have been located on the Premises.

(c)   The soil, subsoil, bedrock, surface water and groundwater of the Premises are free of any Hazardous Substances beyond any legally permitted levels.

(d)   There has been no Release in violation of Environmental Laws nor is there the threat of a Release of a Hazardous Substance on, at or from the Premises or any property adjacent to or within the immediate vicinity of the Premises in violation of Environmental Laws which through soil, subsoil, bedrock, surface water or ground water migration could come to be located on the Premises, and no Contamination has been Released on or under the Premises.

(e)   Mortgagor has not received any notice or inquiry from (i) any federal, state or local governmental authority, (ii) any operator, tenant, subtenant, licensee or occupant of the Premises or any property adjacent to or within the immediate vicinity of the Premises, or (iii) any other person with regard to a Release or the threat of a Release of a Hazardous Substance on, at or from the Premises or any property adjacent to or within the immediate vicinity of the Premises in violation of Environmental Laws.

(f)    All Environmental Permits have been obtained and are in full force and effect.

(g)   No event has occurred with respect to the Premises which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

(h)   There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court or governmental authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Premises which require any change in the present condition of the Premises or any work, repairs, construction, containment, clean up, investigations, studies, removal or remedial action or capital expenditures with respect to the Premises.

(i)    There are no actions, suits, claims or proceedings, pending or threatened, which would cause the incurrence of expenses or costs of any type or description or which seek money damages, injunctive relief, remedial action or other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Permit, (ii) the presence or Release or the threat of a Release of a Hazardous Substance on, at or from the Premises or any property adjacent to or within the immediate vicinity of the Premises, or (iii) human exposure to any Hazardous Substance, noises, vibrations, or nuisances of whatever kind to the extent they arise from the condition, ownership, use, operation, sale, transfer or conveyance of the Premises.

(j)    No Contamination is present at, on or under the Premises and no Contamination is being emitted from the Premises onto any surrounding or adjacent areas.

(k)   Mortgagor’s representations and warranties set forth in this Paragraph 2 are limited to the conditions and facts existing as of the date hereof.

3.     COVENANTS OF MORTGAGOR.  Mortgagor covenants and agrees that:

(a)   Mortgagor shall keep, and shall use commercially reasonable efforts to cause all operators, tenants, subtenants, licensees and occupants of the Premises to keep, the Premises free of all Hazardous Substances in amounts in violation of Environmental Laws and shall not cause or permit the Premises or any part thereof to be used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substances in violation of Environmental Laws.

(b)   Mortgagor shall comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Premises to comply with, all applicable Environmental Laws, and shall obtain and comply with, and shall use commercially reasonable efforts to cause all operators, tenants, subtenants, licensees and occupants of the Premises to obtain and comply with, all Environmental Permits in accordance with Environmental Laws.

(c)   Attached hereto as Schedule D is a complete list of all Environmental Permits presently required for the ownership, use or operation of the Premises and the businesses located thereon.  Mortgagor agrees to notify Bank of any additions, deletions, or modifications of any Environmental Permits.  Upon the written request of Bank, Mortgagor shall furnish true and complete copies of all Environmental Permits.

(d)   Mortgagor shall not cause or permit any change to be made in the present or intended use of the Premises which would (i) involve the use of the Premises as a landfill or other waste disposal site, for the storage of petroleum or petroleum-based products (other than as expressly identified on Schedule B), or for military purposes, (ii) violate any applicable Environmental Law, (iii) constitute non-compliance with any Environmental Permit or (iv) increase the risk of a Release of a Hazardous Substance in violation of Environmental Laws.

(e)   Mortgagor shall promptly provide Bank with a copy of all notifications it gives or receives with respect to any past or present Release or threat of a Release of a Hazardous Substance on, at or from the Premises or any property adjacent to or within the immediate vicinity of the Premises, or any Contamination thereof.

(f)    Mortgagor shall undertake and complete, in accordance with all applicable Environmental Laws and all Environmental Permits, all investigations, studies, sampling and testing and, to the extent required, all removal and other remedial actions necessary to contain, remove and clean up all Hazardous Substances that are determined to be present on or at the Premises.

(g)   Mortgagor shall at all times allow Bank and its officers, employees, agents, representatives, contractors and subcontractors reasonable access to the Premises upon prior notice (except in the event of an emergency condition as determined in the Bank’s sole discretion) for the purpose of ascertaining site conditions, including, but not limited to, subsurface conditions.  Bank shall use commercially reasonable efforts to avoid interfering with any of the tenants at the Premises.

(h)   If at any time Bank obtains any evidence or information which suggests a present or potential Contamination or Release of Hazardous Substances in violation of Environmental Laws on, at or about the Premises, Bank may require that an environmental inspection and audit report of a scope and level of detail satisfactory to Bank be prepared, at Mortgagor’s reasonable expense, by an environmental engineer or other qualified person acceptable to Bank.  Such audit may include a physical inspection of the Premises, a visual inspection of any property adjacent to or within the immediate vicinity of the Premises, personnel interviews and a review of all Environmental Permits and other compliance certificates.  If Bank requires, such inspection may also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and ground water.  If the audit indicates the presence or Release or threat of a Release of any Hazardous Substance on, at or from the Premises, Mortgagor shall promptly and diligently pursue to completion all necessary and legally authorized investigative, containment, removal, clean up and remedial actions, using methods recommended by the person who prepared the environmental inspection and audit report and acceptable to the appropriate governmental agencies or authorities.

4.     INDEMNIFICATION.  Mortgagor and each Indemnitor hereby jointly and severally agree and covenant as follows:

(a)   To indemnify, protect, defend and save harmless each Indemnitee from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, judgments, suits, actions, proceedings, costs, disbursements and expenses (including, without limitation, reasonable attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time actually be imposed upon, incurred by or asserted or awarded against any Indemnitee relating to, resulting from or arising out of (i) the use of the Premises for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, as a landfill or other waste disposal site, for military purposes or for the storage of petroleum or petroleum-based products, (ii) the presence or Release or threat of a Release of any Hazardous Substance on, at or from the Premises in violation of Environmental Laws, (iii) the failure to promptly and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or threat of a Release of any Hazardous Substance on, at or from the Premises, (iv) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent they arise from the condition of the Premises or its ownership, use, operation, sale, transfer or conveyance thereof, (v) a violation of any applicable Environmental Law, (vi) non-compliance with any Environmental Permit or (vii) a material misrepresentation or material inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Mortgagor in this Agreement.

(b)   The liability of Mortgagor and each Indemnitor shall in no way be limited, abridged, impaired or affected by (i) any amendment or modification of the Loan Documents, (ii) any extension of the time for payment or performance of other obligations required by any of the Loan Documents, (iii) the release of Mortgagor, any Indemnitor, any guarantor or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents or this Agreement, whether by operation of law, Bank’s voluntary act or otherwise, (iv) the invalidity or unenforceability of any of the provisions of the Loan Documents, (v) any exculpatory provision contained in any of the Loan Documents limiting Bank’s recourse to property encumbered by the Mortgage or to any other security or limiting Bank’s rights to a deficiency judgment against Mortgagor, (vi) any applicable statute of limitations, (vii) any investigation conducted by or on behalf of Bank or any other Indemnitee or any information which Bank or any other Indemnitee may have or obtain with respect to the environmental condition of the Premises, (viii) the sale, assignment or foreclosure of the Note or the Mortgage, (ix) the sale, transfer or conveyance of all or part of the Premises, (x) the dissolution, liquidation, death or legal incapacity of Mortgagor or any Indemnitor, (xi) the release or discharge, in whole or in part, of Mortgagor or any Indemnitor in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding or any security for the Note or other obligations, (xii) the accuracy or inaccuracy of the representations and warranties made by the Indemnitor, or any other obligor under any of the Loan Documents, (xiii) Bank’s failure to record the Mortgage or file any UCC financing statements (or Bank’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Note or other obligations, and, in any such case, whether with or without notice to the Mortgagor or Indemnitor or other person or entity and with or without consideration, or (xiv) any other circumstances which might otherwise constitute a legal or equitable release or discharge in whole or in part, of Mortgagor under the Note or of any Indemnitor under this Agreement.

(c)   The indemnification provision of this paragraph 4 is wholly independent of and in addition to any indemnification agreement given to Bank as part of the application process for the Loan.

5.     BANK’S RIGHT TO SELECT ENGINEERS, CONSULTANTS AND ATTORNEYS.  Without limiting the other provisions hereof, in the event any claim (whether or not a judicial or administrative action is involved) is asserted against the Bank with respect to Hazardous Substances, Environmental Laws or a Release, the Bank shall have the right to select the engineers, other consultants and attorneys for the Bank’s defense or guidance, determine the appropriate legal strategy for such defense, and compromise or settle such claim, all in the Bank’s sole discretion, and the Mortgagor and each Indemnitor shall be liable to the Bank in accordance with the terms hereof for liabilities, reasonable costs and expenses actually incurred by the Bank in this regard.

6.     MORTGAGOR’S OBLIGATION TO DELIVER PREMISES.  Mortgagor agrees that, in the event the Mortgage is foreclosed (whether judicially or by power of sale) or the Mortgagor’s tenders a deed in lieu of foreclosure, the Mortgagor shall deliver the Premises to the Bank free of any and all Hazardous Substances, (except for (a) those Hazardous Substances which are used or present in the ordinary course of the Mortgagor’s business in compliance with all Environmental Laws and have not been Released into the environment in such a manner as to constitute Contamination hereunder, and (b) those Hazardous Substances which are naturally occurring on the Premises, but only in such naturally occurring form) or Contamination in a condition such that the Premises conforms with all Environmental Laws and such that no remedial or removal action will be required with respect to the Premises.  The Indemnitor’s obligations as set forth in this Section are strictly for the benefit of the Bank and any successors and assigns of the Bank as holder of any portion of the Loan and shall not in any way impair or affect the Bank’s right to foreclose against the Premises.

7.     BANK’S RIGHT TO CURE.  In addition to the other remedies provided to the Bank in the Mortgage and the other Loan Documents, should the Indemnitor fail to abide by any provisions of this Agreement, the Bank may, should it elect to do so, perform any such actions as it, in its sole discretion, deems necessary to repair and remedy any damage to the Premises caused by Hazardous Substances or Contamination.  In such event, all funds expended by the Bank in connection with the performance of any of Mortgagor’s or Indemnitor’s obligation to commence and perform any corrective work required to address any environmental damages under this Agreement or applicable Environmental Law, including all reasonable attorneys’ fees, engineering fees, consultant fees and similar charges, shall become a part of the obligation secured by the Mortgage and shall be due and payable by the Mortgagor and Indemnitor on demand.  Each disbursement made by the Bank pursuant to this provision shall bear interest at the lower of the Default Rate under the Note or the highest rate allowable under applicable laws from the date the Indemnitor shall have received written notice that the funds have been advanced by the Bank until paid in full.

8.     NOTICES.  Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Mortgagor or any Indemnitor (at their respective addresses on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Mortgagor’s relationship with the Bank).  Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express).  Notice by e-mail is not valid notice under this or any other agreement between Mortgagor or any Indemnitor and the Bank.

9.     SUCCESSORS AND ASSIGNS; SURVIVAL.  This Agreement will be binding upon the Mortgagor and each Indemnitor and its heirs, administrators, successors and assigns, and will inure to the benefit of and be enforceable by the Bank, its affiliates, the Indemnitees, any respective successors and assigns of the foregoing, as well as any persons or entities who acquire title to or ownership of the Premises from, or through action by, the Bank (including at a foreclosure, sheriff’s or judicial sale); provided, however, that the Mortgagor and Indemnitor may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.  The Mortgagor’s and Indemnitor’s obligations under this Agreement shall survive any judicial foreclosure, foreclosure by power of sale, deed in lieu of foreclosure, transfer of the Premises by the Mortgagor, or the Bank and payment of the indebtedness under any of the Loan Documents in full.  Notwithstanding the foregoing, the obligations and liabilities of the undersigned under this Agreement shall not be applicable to any such obligations or liabilities occasioned, arising and caused as the result of any act of any person or party (other than an act of the undersigned or its agents) occurring subsequent to the earlier to occur of (x) the indefeasible payment in full to Bank of the entire indebtedness evidenced by or payable under the Note, the Guaranty and the other Loan Documents (unless such payment does not become indefeasible), and (y) the date upon which Bank or its nominee or affiliates acquires possession of the Premises by foreclosure of the Mortgage, a sale of the Premises pursuant to the provisions of the Mortgage, acceptance of a deed or assignment in lieu of foreclosure or sale or otherwise.

10.  INTERPRETATION.  In this Agreement, unless the Bank, Mortgagor and the Indemnitor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and references to sections or exhibits are to those of this Agreement unless otherwise indicated.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.  JOINT AND SEVERAL.  If there is more than one Mortgagor or Indemnitor each of them shall be jointly and severally liable for all amounts and obligations which become due as specified in this Agreement and the term “Mortgagor” shall include each as well as all of the Mortgagors, and the term “Indemnitor” shall include each as well as all of the Indemnitors.

12.  GOVERNING LAW AND JURISDICTION.  Unless provided otherwise under federal law, this Agreement will be interpreted in accordance with the laws of the State of Connecticut, excluding its conflict of laws rules.  MORTGAGOR AND INDEMNITOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK STATE IN NASSAU OR SUFFOLK COUNTY, OTHER THAN IN CONNECTION WITH AN IN REM PROCEEDING, AND TO THE JURISDITION OF ANY STATE OR FEDERAL COURT IN THE STATE OF CONNECTICUT IN HARTFORD COUNTY WITH RESPECT TO ANY IN REM PROCEEDING, AND CONSENT THAT BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT MORTGAGOR’S AND/OR INDEMNITOR’S ADDRESS AS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST MORTGAGOR AND/OR INDEMNITOR, INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF MORTGAGOR AND/OR INDEMNITOR WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.  Mortgagor and Indemnitor acknowledge and agree that the venue provided above is the most convenient forum for Bank, Mortgagor and Indemnitor.  Mortgagor and Indemnitor waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

13.   WAIVER OF JURY TRIAL.  MORTGAGOR, INDEMNITOR AND BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY MORTGAGOR, INDEMNITOR AND BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.  MORTGAGOR AND INDEMNITOR REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  MORTGAGOR AND INDEMNITOR ACKNOWLEDGES THAT BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.  THE MORTGAGOR AND INDEMNITOR ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THIS MORTGAGE IS A PART IS A COMMERCIAL TRANSACTION, AND EACH HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY THE LAW OF ANY STATE OR FEDERAL LAW, WITH RESPECT TO ANY PREJUDMENT REMEDY WHICH THE MORTGAGEE MAY DESIRE TO USE, AND SPECIFICALLY AUTHORIZES THE ATTORNEY FOR THE BANK TO ISSUE A WRIT FOR ANY PREJUDGMENT REMEDY WITHOUT COURT ORDER.  THE UNDERSIGNED EACH HEREBY FURTHER WAIVES ANY REQUIREMENT FOR THE POSTING OF A BOND AND ANY RIGHT TO REQUEST THE COURT TO REQUIRE THE BANK TO POST A BOND IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT.

14.  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument, and shall be binding upon each of the undersigned as fully and completely as if all had signed the same instrument.

[END OF PAGE]

IN WITNESS WHEREOF, Mortgagor and Indemnitor(s) have executed this Agreement as of the day and year first above written.

MORTGAGOR:

FARM SPRINGS ROAD, LLC

By: GTJ REIT, INC.

By:
Name:
Title:

INDEMNITOR:

GTJ REIT, INC.

By:
Name:
Title:

SCHEDULE A

Description of Premises

SCHEDULE B

Use of the Premises

SCHEDULE C

Underground Storage Tanks

SCHEDULE D

Environmental Permits